Exhibit 99.1

Wesco Aircraft Holdings Reports
Fiscal 2018 Third Quarter Results

VALENCIA, Calif., August 2, 2018 - Wesco Aircraft Holdings, Inc. (NYSE: WAIR), one of the world's leading distributors and providers of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal 2018 third quarter ended June 30, 2018.
Fiscal 2018 Third Quarter Highlights

•	Net sales of $410.4 million, up 12.8 percent

•	Net income of $10.8 million, or $0.11 per diluted share

•	Adjusted net income(1) of $20.1 million, or $0.20 per diluted share

•	Adjusted earnings before interest, taxes, depreciation and amortization(1) (EBITDA) of $44.5 million, or 10.8 percent of net sales
Todd Renehan, chief executive officer, said, “Fiscal 2018 third quarter results continue to demonstrate that Wesco is returning to solid operational and financial performance. Net sales in the third quarter grew at a robust pace, reflecting our continued strength in a positive aerospace market with greater demand for supply chain services. At the same time, we maintained tight control of ongoing operating expenses, while continuing our investment in Wesco 2020 for the long term. These improving trends contributed to an increase in profitability compared to the same period last year.
“Cash provided by operating activities and free cash flow were positive in the fiscal 2018 third quarter, as we were able to reduce the rate of inventory investment despite robust demand while also achieving increased profitability. Operational trends continued to improve as we substantially stepped-up execution of Wesco 2020 initiatives. While we still have much work to do, we remain on track with our previously communicated Wesco 2020 goals.”

Fiscal 2018 Third Quarter Results
Net sales of $410.4 million in the fiscal 2018 third quarter were $46.5 million, or 12.8 percent, higher than the same period last year, reflecting an increase in long-term contracts, growth in ad-hoc sales and one-time sales of approximately $11 million associated with contract claims. The increase in long-term contracts was primarily due to higher chemical and hardware volume with new and existing customers, while ad-hoc growth was primarily due to increased ordering by several key customers.
Gross profit was $104.2 million in the third quarter of fiscal 2018, compared with $90.2 million in the fiscal 2017 third quarter. The increase in gross profit compared to the same period last year was primarily due to higher sales volume.
Selling, general and administrative (SG&A) expenses totaled $74.9 million in the fiscal 2018 third quarter compared with $66.3 million in the same period last year. The increase in SG&A expenses was primarily due to higher consulting fees of approximately $6 million and other costs associated with the company’s Wesco 2020 initiative. SG&A expenses as a percentage of net sales were 18.3 percent in the fiscal 2018 third quarter, compared with 18.2 percent in the same period last year.
As previously announced, the company recorded a pretax, non-cash impairment charge of $311.1 million in the fiscal 2017 third quarter to reduce the carrying value of goodwill associated with its North American hardware and chemical business units to estimated fair value.
Income from operations totaled $29.3 million, or 7.1 percent of net sales, in the fiscal 2018 third quarter. This compares with a loss from operations of $287.2 million in the same period last year. The increase in income from operations reflects higher gross profit and the aforementioned goodwill impairment charge reported last year, partially offset by an increase in SG&A expenses.
Net income was $10.8 million, or $0.11 per diluted share, in the fiscal 2018 third quarter. This compares with a net loss of $229.6 million, or $2.32 per diluted share, in the same period last year. Adjusted net income(1) was $20.1 million, or $0.20 per diluted share, compared with $10.0 million, or $0.10 per diluted share, in the same period last year.

Adjusted EBITDA(1) in the fiscal 2018 third quarter was $44.5 million, compared with $33.0 million in the same period last year. Adjusted EBITDA margin(1) was 10.8 percent, compared with 9.1 percent in the same period last year.
Net cash provided by operating activities totaled $16.8 million in the fiscal 2018 third quarter, an improvement of $15.9 million compared with $0.9 million in the same period last year. Free cash flow(1) was $15.7 million in the fiscal 2018 third quarter, compared with negative free cash flow(1) of $1.7 million in the same period last year, an improvement of $17.4 million. Improvements in net cash provided by operating activities and free cash flow were primarily due to an increase in net income and a decline in inventory investment.
Fiscal 2018 Year-to-Date Results
Net sales were $1,163.6 million in the first nine months of fiscal 2018, an increase of 9.0 percent compared with the same period last year, primarily due to higher long-term contracts and ad-hoc sales, as well as one-time sales of approximately $11 million associated with contract claims.
Income from operations totaled $87.1 million, or 7.5 percent of net sales, in the first nine months of fiscal 2018. This compares with a loss from operations $228.8 million in the same period last year. The increase in income from operations primarily reflects higher gross profit and the goodwill impairment charge recorded in the fiscal 2017 third quarter mentioned above, partially offset by an increase in SG&A expenses.
Net income was $25.4 million, or $0.26 per diluted share, in the first nine months of fiscal 2018, compared with a net loss of $199.1 million, or $2.02 per diluted share, in the same period last year. Adjusted net income(1) was $56.8 million, or $0.57 per diluted share in the fiscal 2018 year-to-date period, compared with $49.5 million, or $0.50 per diluted share, in the same period last year.
Adjusted EBITDA(1) in the fiscal 2018 year-to-date period was $124.5 million, or 10.7 percent of net sales, compared with $106.2 million, or 9.9 percent of net sales, in the fiscal 2017 year-to-date period.
Net cash used in operating activities totaled $19.1 million in the fiscal 2018 year-to-date period, an improvement of $13.8 million compared with $32.8 million used in operating activities in the fiscal 2017 year-to-date period. Free cash flow(1) was negative $23.1 million in the first nine months of fiscal 2018, an improvement of $16.6 million compared with negative free cash flow(1) of $39.7 million in the same period last year. Improvements in net cash provided by operating activities and free cash flow were primarily due to an increase in net income and a decline in inventory investment.
Conference Call Information
Wesco Aircraft will hold a conference call to discuss its fiscal 2018 third quarter results at 2:00 p.m. PDT (5:00 p.m. EDT) today, August 2, 2018. The conference call can be accessed by dialing 866-763-0010 (domestic) or 703-871-3797 (international) and entering passcode 8488816.
The conference call will be simultaneously broadcast on Wesco Aircraft’s Investor Relations website (http://ir.wescoair.com).
Following the live webcast, a replay will be available on the company’s website for one year. A telephonic replay also will be available approximately two hours after the conference call and may be accessed by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering passcode 8488816. The telephonic replay will be available until August 9, 2018 at 11:59 p.m. EDT.
About Wesco Aircraft
Wesco Aircraft is one of the world’s leading distributors and providers of comprehensive supply chain management services to the global aerospace industry. The company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery, chemical management services, third-party logistics or fourth-party logistics and point-of-use inventory management. The company believes it offers one of the world’s broadest portfolios of aerospace products, including C-class hardware, chemical and electrical and comprised of more than 565,000 active SKUs.
To learn more about Wesco Aircraft, visit our website at www.wescoair.com. Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.
Footnotes
(1) Non-GAAP financial measure - see the tables following this press release for reconciliations of GAAP to non-GAAP results.
Non-GAAP Financial Information

Adjusted net income represents net income (loss) before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred issuance costs, (iii) special items and (iv) the tax effect of items (i) through (iii) above calculated using an estimated effective tax rate.
Adjusted basic earnings per share represents basic earnings per share calculated using adjusted net income as opposed to net income (loss).
Adjusted diluted earnings per share represents diluted earnings per share calculated using adjusted net income as opposed to net income (loss).
Adjusted EBITDA represents net income (loss) before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization and (iv) special items.
Adjusted EBITDA margin represents adjusted EBITDA divided by net sales.
Free cash flow represents net cash provided by (used in) operating activities less purchases of property and equipment.
Wesco Aircraft utilizes and discusses adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow, which are non-GAAP measures management uses to evaluate the company’s business, because it believes these measures assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the company’s core operating performance. Wesco Aircraft believes these metrics are used in the financial community, and the company presents these metrics to enhance understanding of its operating performance. Readers should not consider adjusted EBITDA and adjusted net income as alternatives to net income (loss), determined in accordance with GAAP, as an indicator of operating performance. Adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See the tables following this press release for reconciliations of adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco Aircraft Holdings, Inc. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “believe,” “continue,” “goal,” “improve,” “initiative,” “on track,” “still,” “trend,” “will” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the company’s control. Therefore, the reader should not place undue reliance on such statements.
Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: general economic and industry conditions; conditions in the credit markets; changes in military spending; risks unique to suppliers of equipment and services to the U.S. government; risks associated with the company’s long-term, fixed-price agreements that have no guarantee of future sales volumes; risks associated with the loss of significant customers, a material reduction in purchase orders by significant customers, or the delay, scaling back or elimination of significant programs on which the company relies; the company’s ability to effectively compete in its industry; the company’s ability to effectively manage its inventory; the company’s suppliers’ ability to provide it with the products the company sells in a timely manner, in adequate quantities and/or at a reasonable cost; the company’s ability to maintain effective information technology systems; the company’s ability to retain key personnel; risks associated with the company’s international operations, including exposure to foreign currency movements; risks associated with assumptions the company makes in connection with its critical accounting estimates (including goodwill, excess and obsolete inventory and valuation allowance of the company’s deferred tax assets) and legal proceedings; changes in U.S. tax law; changes in trade policies; the company’s dependence on third-party package delivery companies; fuel price risks; fluctuations in the company’s financial results from period-to-period; environmental risks; risks related to the handling, transportation and storage of chemical products; risks related to the aerospace industry and the regulation thereof; risks related to the company’s indebtedness; and other risks and uncertainties.
The foregoing list of factors is not exhaustive. The reader should carefully consider the foregoing factors and the other risks and uncertainties that affect the company’s business, including those described in Wesco Aircraft’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q,

Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. All forward-looking statements included in this news release (including information included or incorporated by reference herein) are based upon information available to the company as of the date hereof, and the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information:
Jeff Misakian
Vice President, Investor Relations
661-362-6847
Jeff.Misakian@wescoair.com

Wesco Aircraft Holdings, Inc.
Consolidated Statements of Income (Loss)
(UNAUDITED)
(In thousands, except share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Net sales	$410,359	$363,907	$1,163,633	$1,067,877
Cost of sales	306,162	273,699	859,277	793,457
Gross profit	104,197	90,208	304,356	274,420
Selling, general and administrative expenses	74,869	66,313	217,260	192,071
Goodwill impairment charge	—	311,114	—	311,114
Income (loss) from operations	29,328	(287,219)	87,096	(228,765)
Interest expense, net	(12,717)	(9,614)	(36,520)	(29,529)
Other income, net	239	256	391	289
Income (loss) before income taxes	16,850	(296,577)	50,967	(258,005)
(Provision) benefit for income taxes	(6,096)	66,969	(25,587)	58,946
Net income (loss)	$10,754	$(229,608)	$25,380	$(199,059)

Net income (loss) per share:
Basic	$0.11	$(2.32)	$0.26	$(2.02)
Diluted	$0.11	$(2.32)	$0.26	$(2.02)
Weighted average shares outstanding:
Basic	99,180,632	98,869,675	99,137,710	98,558,330
Diluted	99,739,217	98,869,675	99,396,613	98,558,330

Wesco Aircraft Holdings, Inc.
Condensed Consolidated Balance Sheets (UNAUDITED)
(In thousands)

	June 30, 2018	September 30, 2017
Assets
Cash and cash equivalents	$45,588	$61,625
Accounts receivable, net	302,101	256,301
Inventories	893,472	827,870
Prepaid expenses and other current assets	14,498	13,733
Income taxes receivable	2,568	3,617
Total current assets	1,258,227	1,163,146
Long-term assets	572,165	590,961
Total assets	$1,830,392	$1,754,107
Liabilities and Stockholders’ Equity
Accounts payable	$192,926	$184,273
Accrued expenses and other current liabilities	40,003	35,329
Income taxes payable	12,382	3,290
Capital lease obligations, current portion	2,110	2,952
Short-term borrowings and current portion of long-term debt	101,500	75,000
Total current liabilities	348,921	300,844
Capital lease obligations, less current portion	2,500	2,013
Long-term debt, less current portion	775,742	788,838
Deferred income taxes	3,798	3,197
Other liabilities	17,088	9,484
Total liabilities	1,148,049	1,104,376
Total stockholders’ equity	682,343	649,731
Total liabilities and stockholders’ equity	$1,830,392	$1,754,107

 Wesco Aircraft Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (UNAUDITED)
(In thousands)

	Nine Months Ended June 30,
	2018	2017
Cash flows from operating activities
Net income (loss)	$25,380	$(199,059)
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	21,909	20,812
Amortization of deferred debt issuance costs	4,300	5,136
Stock-based compensation expense	6,286	5,958
Inventory provision	10,976	9,109
Goodwill impairment charge	—	311,114
Deferred income taxes	523	(62,231)
Other non-cash items	(175)	276
Subtotal	69,199	91,115
Changes in assets and liabilities
Accounts receivable	(47,008)	(15,972)
Inventories	(76,884)	(100,708)
Other current and long-term assets	2,603	(1,768)
Accounts payable	9,122	(5,675)
Other current and long-term liabilities	23,903	162
Net cash used in operating activities	(19,065)	(32,846)
Cash flows from investing activities
Purchase of property and equipment	(4,009)	(6,831)
Net cash used in investing activities	(4,009)	(6,831)
Cash flows from financing activities
Proceeds from short-term borrowings	67,500	60,000
Repayment of short-term borrowings	(41,000)	(12,000)
Repayment of borrowings and capital lease obligations	(17,207)	(17,622)
Debt issuance costs	(1,900)	(12,796)
Net cash (paid) received for activities related to stock-based incentive plans	(63)	2,701
Net cash provided by financing activities	7,330	20,283
Effect of foreign currency exchange rate on cash and cash equivalents	(293)	(611)
Net decrease in cash and cash equivalents	(16,037)	(20,005)
Cash and cash equivalents, beginning of period	61,625	77,061
Cash and cash equivalents, end of period	$45,588	$57,056

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - Adjusted Net Income and
Adjusted Earnings Per Share (UNAUDITED)
(Dollars in thousands, except share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Net Sales	$410,359	$363,907	$1,163,633	$1,067,877

Adjusted Net Income
Net income (loss)	$10,754	$(229,608)	$25,380	$(199,059)
Amortization of intangible assets	3,714	3,743	11,141	11,183
Amortization of deferred debt issuance costs	1,389	1,013	4,300	5,136
Goodwill impairment	—	311,114	—	311,114
Special items (1)	7,574	1,490	15,079	2,799
Adjustments for tax effect (2)	(3,283)	(77,763)	918	(81,626)
Adjusted net income	$20,148	$9,989	$56,818	$49,547

Adjusted Earnings Per Share
Weighted-average number of basic shares outstanding	99,180,632	98,869,675	99,137,710	98,558,330
Adjusted net income per basic share	$0.20	$0.10	$0.57	$0.50

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	99,739,217	98,869,675	99,396,613	98,558,330
Adjusted net income per diluted share	$0.20	$0.10	$0.57	$0.50

(1)
Special items in the third quarter of fiscal 2018 consisted of consulting fees associated with the company’s improvement activities of $7.1 million, restructuring costs of $0.4 million and settlement of litigation and related fees of $0.1 million. Special items in the third quarter of fiscal 2017 consisted of business realignment and other expenses of $1.5 million.

Special items in the year-to-date period of fiscal 2018 consisted of consulting fees associated with the company’s improvement activities of $12.9 million, restructuring costs of $0.4 million, settlement of litigation and related fees of $1.3 million and other expenses of $0.5 million. Special items in the year-to-date period of fiscal 2017 consisted of business realignment and other expenses of $2.8 million.
(2) The adjustments for tax effect in the year-to-date period of fiscal 2018 included an estimated $9.1 million tax provision on foreign earnings as a transition tax under the Tax Cuts and Jobs Act. The adjustments for tax effect in the third quarter and the year-to-date period of fiscal 2017 included a valuation allowance of $10.6 million on deferred tax assets.

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - EBITDA and Adjusted EBITDA (UNAUDITED)
(Dollars in thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017

EBITDA & Adjusted EBITDA
Net income (loss)	$10,754	$(229,608)	$25,380	$(199,059)
Provision for income taxes	6,096	(66,969)	25,587	(58,946)
Interest expense, net	12,717	9,614	36,520	29,529
Depreciation and amortization	7,368	7,340	21,909	20,812
EBITDA	36,935	(279,623)	109,396	(207,664)
Goodwill impairment	—	311,114	—	311,114
Special items (1)	7,574	1,490	15,079	2,799
Adjusted EBITDA	$44,509	$32,981	$124,475	$106,249

Adjusted EBITDA margin	10.8%	9.1%	10.7%	9.9%

(1)
Special items in the third quarter of fiscal 2018 consisted of consulting fees associated with the company’s improvement activities of $7.1 million, restructuring costs of $0.4 million and settlement of litigation and related fees of $0.1 million. Special items in the third quarter of fiscal 2017 consisted of business realignment and other expenses of $1.5 million.

Special items in the year-to-date period of fiscal 2018 consisted of consulting fees associated with the company’s improvement activities of $12.9 million, restructuring costs of $0.4 million, settlement of litigation and related fees of $1.3 million and other expenses of $0.5 million. Special items in the year-to-date period of fiscal 2017 consisted of business realignment and other expenses of $2.8 million.

 Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - Free Cash Flow (UNAUDITED)
(Dollars in thousands)

	Three Months Ended June 30,		Increase (Decrease)
	2018	2017

Net cash provided by operating activities	$16,844	$917	$15,927
Purchase of property and equipment	(1,100)	(2,622)	1,522
Free cash flow	$15,744	$(1,705)	$17,449

	Nine Months Ended June 30,		Increase (Decrease)
	2018	2017

Net cash used in operating activities	$(19,065)	$(32,846)	$13,781
Purchase of property and equipment	(4,009)	(6,831)	2,822
Free cash flow	$(23,074)	$(39,677)	$16,603